UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX (Address of principal executive offices)	77043 (Zip Code)

281-531-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan and Security Agreement

On November 30, 2016 (the “Effective Date”), the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with two of the Company’s largest shareholders, one of which is currently the holder of over 10% of the Company’s outstanding shares of common stock (the “Lenders”). A portion of the proceeds from the Loan Agreement will be used to pay the remaining amount payable (approximately $1 million) by the Company under an equipment purchase agreement dated October 10, 2014, as amended, with Gordon Brothers Commercial & Industrial, LLC for the purchase of certain turbine powered pressure pumping equipment (the “TPU’s”).

The Loan Agreement allows the Company to borrow a maximum aggregate principal amount of $2 million. The unpaid principal amount of the amount borrowed bears an interest rate of 14% per annum and matures on the date that is one year following the Effective Date.

The remaining proceeds of the Loan Agreement will be used for the purchase of TPU’s and general corporate purposes. All obligations under the Loan Agreement will be secured by liens on certain of the TPU’s and associated assets of the Company located in the United States.

The Loan Agreement also provides for certain representations, warranties and affirmative covenants and negative covenants customary for transactions of this type.

The Loan Agreement also provides that the maturity of the Company’s indebtedness thereunder may be accelerated: if the Company fails to pay any principal or interest or any other indebtedness evidenced by the Loan Agreement when due and payable; upon the occurrence of any other default or breach of representation, warranty or covenant under the Loan Agreement or any other loan documents; or if the Company executes an assignment for the benefit of creditors, admits in writing its inability to pay, or fails to pay, its debts generally as they become due, allows the appointment of a receiver, trustee or custodian of the Company, files or has filed against it a petition for relief under the Bankruptcy Code or any similar law that is not dismissed within sixty (60) days, or seeks to suspend any of the rights of the Lenders in the Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: December 6, 2016